Exhibit 3.200.3


                                    Amendment
                                     to the
                   BY-LAWS of CITIZENS COMMUNICATIONS COMPANY
                            (Effective April 1, 2003)

                            ------------------------


SECTION 5, Directors, of the By-laws is amended in its entirety to read as follows:

                                    DIRECTORS
     5. The property and business of the corporation shall be managed and controlled by its Board of Directors, which shall consist of not less than seven nor more than fifteen members. The number of Directors shall be fixed from time to time, within the limits prescribed, by resolution of the Board of Directors. As of July 30, 2002, the Board of Directors shall consist of up to fifteen members, unless a different number shall thereafter be fixed by resolution of the Board of Directors. Vacancies in the Board of Directors (except vacancies resulting from the removal of directors by stockholders), including vacancies in the Board of Directors resulting from any increase in the number of Directors, may be filled by a majority of the Directors then in office.

          Directors shall otherwise be elected by the stockholders at the annual meeting and shall hold office until the next annual election and until their successors are elected and qualified. At all elections of Directors of this corporation each stockholder shall be entitled to one vote in person or by written proxy signed by him, for each share of stock owned by him, and election shall be by majority vote of the stock present or represented by proxy and entitled to vote at the meeting. The stockholders of this corporation shall have no preemptive right to subscribe to any issue of shares of stock of this corporation now or hereafter made.

          A Director may be designated a "Director Emeritus" of the Company by the vote of the Board of Directors. A Director Emeritus shall be invited to attend all meetings of the Board of Directors but shall not have the right to vote. A Director Emeritus shall receive such compensation as the Board shall determine.

          A Director Emeritus shall be designated by the Board of Directors for a one-year term (and may be reappointed) at the Annual Meeting of the Board of Directors following the Company's Annual Meeting of Shareholders.

          The Board of Directors shall have an Executive Committee. The Executive Committee of the Board shall consist of four (4) members, to be appointed by and to serve at the pleasure of the Board. The Chairman of the Board shall be the Chairman of the Executive Committee. During intervals between meetings of the Board, the Committee shall have the power and authority of the Board of Directors of the management of the business affairs and property of the Company.

          A majority of the Directors in office shall be independent directors as hereinafter defined. At the time that the nominees for the Board of Directors are selected for proposal for election at the Annual Meeting of Shareholders, the Board of Directors will review the circumstances of each nominee and determine whether he or she is an independent director. If it should be determined that a majority of the nominees are not independent directors, the Nominating and Corporate Governance Committee shall take steps to select and recommend the nomination of a sufficient number of individuals who are independent directors so that a majority of members of the Board of Directors shall be independent directors.

          The Board of Directors shall have a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consist of not less than two directors and not more than four directors, to be appointed by and to serve at the pleasure of the Board. Each member of the Nominating and Corporate Governance Committee shall be an independent director as hereinafter defined. The Nominating and Corporate Governance Committee shall consider recommendations of individuals who may be expected to make contributions to the Company or members of the Board of Directors. The Nominating and Corporate Governance Committee shall establish procedures for the nominating process and make recommendations to the Board of Directors annually for the slate of nominees for the Board of Directors to be proposed at the Annual Meeting of Shareholders. In addition, the Nominating and Corporate Governance Committee shall take a leadership role in shaping the corporate governance of the Company, including making recommendations on matters relating to the make-up of the Board and its various committees and corporate governance principles applicable to the Company.

          The Board of Directors shall have a Compensation Committee. The Compensation Committee shall consist of not less than two directors and not more than five directors, to be appointed by and to serve at the pleasure of the Board. Each member of the Compensation Committee shall be an independent director as hereafter defined. The Compensation Committee shall consider matters related to compensation of officers, directors and employees of the Company and to make recommendations with respect thereto to the Board of Directors. The Compensation Committee shall have the authority to retain independent legal counsel and compensation advisors.

          The Board of Directors shall have an Audit Committee. The Audit Committee shall consist of not less than three Directors, to be appointed and to serve at the pleasure of the Board. Except as otherwise provided by such rules, each member of the Audit Committee shall be qualified to serve thereon in accordance with the applicable rules of the New York Stock Exchange. The Audit Committee shall have such powers, duties and authority as shall be determined by resolution of the Board of Directors from time to time, including as set forth in the charter of the Audit Committee adopted by the Board of Directors in accordance with the rules of the New York Stock Exchange.

          For purposes of this Article 5 of the Bylaws, "independent director" shall mean a director who is:

     (a) an individual who is not and has not been employed as an executive officer by the Company (or any corporation, the majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by the Company) within three (3) fiscal years immediately prior to his or her most recent election or appointment as a member of the Board of Directors; or

     (b) an individual who is not a regular paid advisor or consultant to the Company and who is not an affiliate (within the meaning of Exchange Act Rule 12b-2 of the Securities and Exchange Commission) of any entity that is a regular paid advisor or consultant to the Company; or

     (c) an individual who is not an employee or owner of five percent (5%) or more of the voting stock of any business or professional entity that has made, during the Company's last full fiscal year, payments to the Company or its subsidiaries for property, goods or services in excess of five percent (5%) of the lesser of (i) the Company's consolidated gross revenues for its last full fiscal year, or (ii) such other entity's consolidated gross revenues for its last full fiscal year; or

     (d) an individual who is not an employee or owner of five percent (5%) or more of the voting stock of any business or professional entity to which the Company or its subsidiaries have made, during the Company's last full fiscal year, payments for property, goods or services in excess of five percent (5%) of the lesser of (i) the Company's consolidated gross revenues for its last full fiscal year, or (ii) such other entity's consolidated gross revenues for its last full fiscal year; or

     (e) an individual who is not a party to a personal service contract with the Company pursuant to which fees or other compensation received by the individual from the Company during his or her last full fiscal year (other than fees received as a member of the Company's Board of Directors or a committee thereof so as to require description of such contract under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, as in effect on January 1, 1994; or

     (f) an individual who is not employed by a tax-exempt organization that received, during its last full fiscal year, contributions from the Company in excess of five percent (5%) of the lesser of (i) the consolidated gross revenues of the Company during its last full fiscal year, or (ii) the contributions received by the tax-exempt organization during its last full fiscal year; or


     (g) an individual who has not carried out a transaction or did not have a relationship, during the Company's last full fiscal year, such that the specifics of a transaction would be required to be described under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, as in effect on January 1, 1994; or

     (h) an individual who is not employed by a public company at which an executive officer of the Company serves as a member of the board of directors;

             or

     (i) an individual who has not had any relationship  described in paragraphs
     (a) - (h) with any corporation, the majority of the voting stock of which is owned directly or indirectly, through one or more subsidiaries, by the Company; or

     (j) an individual who is not a member of the immediate family of any person described in paragraphs (a) - (i). For these purposes, an individual's immediate family shall include such individual's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-laws, and brothers and sisters-in-law.

          The term "independent director" shall have no legal significance under applicable corporate or securities law or in any respect other than for the purposes of this Bylaw. No inference shall be drawn that a director is "not independent," "interested," or "a party to a contract or transaction" or has a "financial interest" in any contract or transaction within the meaning of any applicable corporate or securities law, and no director shall be disqualified from taking action or refraining from acting on any matter coming before the Board of Directors by reason of his or her status as an independent director under this Bylaw.

          Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, subject to the rights of holders of any class or series of stock having a preference over the common stock of the corporation as to dividends or upon liquidation to elect directors under specified circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors or the Nominating and Corporate Governance Committee, or
     (b) by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Bylaw and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Bylaw.

          In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

          To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation (a) in the case of an annual meeting, not less than ninety
     (90) days nor more than one hundred-twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

          To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class and series and number of shares of each class and series of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act (or in any law or statute replacing such section), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class and series and number of shares of each class and series of capital stock of the corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act (or in any law or statute replacing such section) and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

          No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Bylaw. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.